Exhibit 10.1

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is entered into as of this 1st day of March, 2015 by and between il2m International Corp., a Nevada corporation (the “Company”) and Sarkis Tsaoussian, the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and sole director of the Company (“Tsaoussian”).

WHEREAS Tsaoussian, the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and sole member of the Board of Directors (“Tsaoussian”), has incurred substantial time in providing services to the Company through his consulting firm, TSASA Holdings Inc. ("TSASA"), from approximately September 1, 2014 through February 28, 2015, which have advanced the Company and its business operations including, but not limited to: (i) establishing the Company and obtaining its trading symbol and platform on OTC Markets; (ii) dedication and devotion to the continued operation, maintenance and growth of the Company; (iii) establishing and maintaining public and investor relations; (iv) establishing procedures to ensure compliance with accounting standards, rules and regulations relating to a public company; (v) preparation and filing of associated quarterly and annual reports and coordination of edgar filings; and (vi) negotiating and managing all consultants and personnel required for the operations of the Company;

AND WHEREAS the Company and Tsaoussian had a verbal agreement commencing September 1, 2014 that Tsaoussian would be paid a monthly fee of $50,000 as compensation for the Services, which the Company has incurred $300,000 due and owing to Tsaoussian during the last quarter of fiscal year 2014 and through to February 2015 (the "Debt");

AND WHEREAS, the Company and Tsaoussian settled their differences regarding the Debt and desire to enter into this settlement agreement dated March 1, 2015 (the "Settlement Agreement"), pursuant to which the Company has agreed to settle the amount due and owing of $300,000 for September 1, 2014 through February 28, 2015 by the issuance of its shares of restricted common stock at a per share price of $0.0002 (which is the average trading price of the Company's shares of common stock on the OTCQB on March 1, 2015);

AND WHEREAS Tsaoussian desires to convert the Debt and accept the issuance of 1,500,000,000 shares of restricted common stock of the Company as full and complete satisfaction of the Debt;

AND WHEREAS the Company and Tsaoussian desire to release one another from any and all further liability as related to the aforesaid Debt; and

AND WHEREAS the Board of Directors of the Company by unanimous written consent dated March 1, 2015 has approved the execution of this Settlement Agreement and the issuance of the 1,500,000,000 shares of restricted common stock to TSASA as settlement of the Debt.

NOW THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. The Company agrees to issue to TSASA 1,500,000,000 shares of its restricted common stock, at $0.0002 as of March 1, 2015, as full and complete satisfaction and payment of the Debt.

2. TSASA, on behalf of Tsaoussian, agrees to accept the issuance of 1,500,000,000 shares of the restricted common stock of the Company as full and complete satisfaction and payment of the Debt.

3. The Company and Tsaoussian shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt.

4. Tsaoussian acknowledges that the issuance of the 1,500,000,000 shares of restricted common stock: (i) has not been registered under the Securities Act of 1933, as amended (the “1933 Securities Act”); (ii) is in reliance on the exemption provided by Section 4(2) of the 1933 Securities Act; (iii) are being acquired solely for Tsaoussian's own account without any present intention for resale or distribution; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of common stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of common stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Tsaoussian understands the economic risk of an investment in the common stock and has had the opportunity to ask questions of and receive answers from the Company’s management concerning any and all matters related to the acquisition of the common stock.

5. This Settlement Agreement shall be effective as of February 10, 2015 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

il2m International Corp.

Date: March __, 2015	By:
Sarkis Tsaoussiian,
President/Chief Executive Officer